Exhibit 10.16

Radian Group Inc. Savings Incentive Plan

Amended and Restated Effective January 1, 2008

Amendment No. 1

WHEREAS, Radian Group Inc. (the “Company”) maintains the Radian Group Inc. Savings Incentive Plan (the “Plan”) as restated in its entirety effective January 1, 2008 for the benefit of its eligible employees and the eligible employees of the Participating Companies; and

WHEREAS, the Company, pursuant to the provisions of Section 11.1(a) of the Plan, has the ability to amend the Plan by action of the Board of Directors, the Compensation & Benefits Committee or an authorized executive officer; and

WHEREAS, the Company desires to amend the Plan as necessary to comply with certain legally required changes arising under the Pension Protection Act of 2006 (PPA); to revoke Singer Asset Finance Co.’s status as a Participating Company in the Plan; and to reflect the removal of new or re-hired Service employees (contract underwriters) from the class of eligible Plan participants.

NOW, THEREFORE, the Plan is hereby amended in the following respects, effective as of the date indicated:

1.	Effective January 1, 2010, Section 1.13 (“Eligible Employee”) is amended by adding the following new language to the end thereof to read as follows:

“Effective for individuals who are hired, re-hired or transferred on or after January 1, 2010, Employees who are classified as Service employees (contract underwriters) shall not be not considered Eligible Employees. Service employees (contract underwriters) who qualify as an Eligible Employee prior to January 1, 2010 shall continue to retain this status provided such Employee does not have a Separation of Service on or after January 1, 2010.”

2.	Effective January 1, 2008, Section 3.1(c)(2) is amended by adding the following sentences to the end thereof to read as follows:

“Investment earnings on excess Salary Reduction Contributions shall be determined pursuant to IRS Treas. Reg. Section 1.402(g)-1(e)(5). For the 2007 Plan Year, such earnings shall include the allocation of investment earnings for the period subsequent to the end of the Plan Year and prior to distribution of such excess Salary Reduction Contributions (“gap period earnings”). Effective with the 2008 Plan Year, such earnings shall not reflect these “gap period earnings”.”

3.	Effective January 1, 2008, Section 6.12(a) of the Plan is amended in its entirety to read as follows:

“Notwithstanding any provisions of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Plan Administrator not less than 30 days prior to the date of the distribution to have all or any portion of an Eligible Rollover Distribution from the Plan paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. The following definitions will apply for the purposes of this Section 6.12.

(a)	Definitions.

(i)	“Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated Beneficiary, any distribution for a specified period of ten years or more, any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; or any portion of a hardship withdrawal. A portion of a distribution shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions that are not includible in gross income. However, any such portion of after-tax contributions may be paid only to an individual retirement account or annuity described in Section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code (or, on and after January 1, 2007, a qualified defined benefit plan described in Section 401(a) of the Code or an annuity contract described in Section 403(b) of the Code) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

(ii)

“Eligible Retirement Plan” means an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, an annuity contract described in Section 403(b) of the Code, an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, a Roth IRA described in Section 408A of the Code (for distributions commencing on or after January 1, 2008), or a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. With respect to any portion of a Participant’s distribution consisting of after-tax contributions (Voluntary Contributions), an Eligible Retirement Plan means an individual retirement account or annuity described in Section 408(a) or (b) of the Code, a qualified defined contribution plan described in Section 401(a) or 403(a) of the Code (or, on and after January 1, 2007, a qualified defined benefit plan described in Section 401(a) of the Code or an annuity contract described in Section 403(b) of the Code) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible. Notwithstanding the foregoing, in the case of a Distributee who is a non-spouse Beneficiary of a Participant, an Eligible Retirement Plan shall only include an individual retirement account or annuity described in Code Section 408(a), 408(b) or 408A that is an inherited retirement account or annuity under the Code.

(iii)	“Distributee” means a Participant, a Participant’s Spouse or a Participant’s former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. For distributions on or after January 1, 2010, a Distributee also includes a Beneficiary other than a Spouse.

(iv)	“Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.”

4.	Effective September 18, 2009, Schedule A shall be revised to reflect the removal of Singer Asset Finance Co. from the list of Participating Companies.

IN WITNESS WHEREOF, Radian Group Inc. has caused this Amendment No. 1 to be executed by its duly authorized party on this 23rd day of November, 2009.

Radian Group Inc.

By:	/s/ Richard I. Altman

Title:	Chief Administrative Officer